EXHIBIT 24




                         AUTOMATIC DATA PROCESSING, INC.


                          Authorization and Designation
                                to Sign and File
                           Section 16 Reporting Forms


      The undersigned, Laura G. Brown, a corporate vice president of Automatic Data Processing, Inc., a Delaware corporation the "Company"), does hereby authorize and designate
MICHAEL A. BONARTI to sign and file on my behalf any and all Forms 3, 4 and 5 relating to equity securities of the Company pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16"). This authorization, unless earlier revoked by the undersigned in writing, shall be valid until the undersigned's reporting obligations under
Section 16 with respect to equity securities of the Company shall cease.



                                       /s/ Laura G. Brown
                                    --------------------------
                                     LAURA G. BROWN